                                                                    EXHIBIT 10.7

[CIBC LOGO]

                                      Jean-Pierre Ducharme, CGA, MBA
                                      Director, Knowlecge-Based Business
                                      1155 West, Rene-Levesque Blvd., 14th Floor
                                      Montreal (Quebec) H3B 4N6
                                      Tel. (514)-876-8465
                                      Fax (514)-876-2374

PERSONAL AND CONFIDENTIAL

February 10,2003.

SR Telecom Inc.
8150, Trans-Canada Highway
St-Laurent (Quebec)
H4S 1M5

ATTENTION: Mr. David Adams, Vice-President Finance
           and Chief Financial Officer.

                    SUBJECT: SUMMARY OF TERMS AND CONDITIONS.

Dear Sir,

We are please to advise that, at the pleasure of the CIBC, the following line of credit has been authorized, subject to the following terms and conditions:

1.0      BORROWER: SR Telecom Inc., hereinafter called the "Borrower".

2.0      LENDER: Canadian Imperial Bank of Commerce, hereinafter called "CIBC".

3.0      AMOUNTS:

3.1      Cdn dollars          $ 5,000,000         Operating Loans facility.

3.2      U.S. dollars         $10,000,000         Standby Letters of Credit and/or Performance Letters of
                                                  Guarantee.

3.3      Cdn dollars          $ 2,500,000         Contingent Liability for Third Party Payment.

3.4      Cdn dollar           $    70,000         Merchant Visa facility

         The limit of Section 3.1 may be increased up to $8,000,000, in the event that the Borrower provides the security specified in Section 12.0
         (b), and/or complies with the terms of Section 13.(i)(d).

4.0      PURPOSE:

         4.1 The operating loans facility is payable on demand and is required to finance day to day operations, more specifically accounts receivables and inventory arising from operations, and for general corporate purposes.

         4.2 The Performance Letters of Guarantee and/or Standby Letters of Credit facility is required to secure advance payments, bids on contracts, performance or warranty obligations.

                                   - PAGE 2 -

LETTER TO MR. DAVID ADAMS,                                    FEBRUARY 10, 2003.
VICE-PRESIDENT FINANCE &                        SUMMARY OF TERMS AND CONDITIONS.
CHIEF FINANCIAL OFFICER.

5.0      AVAILABILITY:

         5.1 The Operating Loans Facility may be availed of by way of Overdrafts in Canadian and/or U.S. dollars. Furthermore, the Operating Loans Facility may also be availed of by way of Bankers's Acceptances in Canadian dollars and/or U.S. dollars LIBOR loans and/or Documentary Letters of Credit in Canadian and/or U.S. dollars.

         5.2 The Performance Letters of Guarantee and/or Standby Letters of Credit facility is availed at the pleasure of the CIBC as follows:

                  (i) In U.S Dollars and/or the Canadian dollars equivalent;

                  (ii) Individual Performance Letters of Guarantee and/or Standby Letters of Credit in excess of U.S. $3,000,000 and with terms exceeding 24 months to require CIBC's prior approval before booking;

                  (iii) All individual Performance Letters of Guarantee and/or Standby Letters of Credit will be guaranteed at 100% by the Export Development Corporation ("EDC") under their Performance Security Guarantee program;

                  (iv) Notwithstanding what is indicated at 5.2 (iii) above, Performance Letters of Guarantee and/or Standby Letters of Credit of less than US $200,000 may be issued without the EDC guarantee, as long as the total of Performance Letters of Guarantee and/or Standby Letters of Credit outstanding of less than US $200,000 that do not have the EDC guarantee, including as much the outstanding issues as the new issues, do not exceed the aggregate amount of US $2,000,000. Further, an additional amount of US $1,300,000 in Performance Letters of Guarantee and/or Standby Letters of Credit may be issued without the EDC guarantee as long as they are supported at 100% by a cash collateral.

6.0      CONDITIONS APPLICABLE TO CANADIAN DOLLARS BANKERS' ACCEPTANCES:

         The issuance of Bankers' Acceptances in Canadian dollars is subject to the following conditions;

         (i) Issuance is to be for a minimum amount of Cdn $1,000,000 and multiples of Cdn $100,000 in excess of such minimum aggregate face amount;

         (ii)     Minimum term of 30 days and a maximum of 180 days;

         (iii) Issuances are subject to availability of funds and a 2 business days notice provision prior to rollover;

         (iv) Amounts, terms and notice requirements are subject to change as advised by the CIBC from time to time;

         (v) All contract periods shall mature on or prior to the final maturity date of the present credit arrangements;

         (vi) The conversion of maturing Bankers' Acceptances into borrowings is subject to CIBC's then existing prime lending rate being equal to or greater than the 30 day Bankers' Acceptance rate, including stamping fee. Should CIBC's prime lending rate be less than the aggregate of the 30 day Bankers' Acceptance rate and the stamping fee, conversion will be subject to the consent of the CIBC.

                                   - PAGE 3 -

LETTER TO MR. DAVID ADAMS,                                    FEBRUARY 10, 2003.
VICE-PRESIDENT FINANCE &                        SUMMARY OF TERMS AND CONDITIONS.
CHIEF FINANCIAL OFFICER.

7.0      CONDITIONS APPLICABLE TO U.S. DOLLARS LIBOR LOANS:

         The issuance of U.S. dollars LIBOR loans is subject to the following conditions:

         (i) Minimum amount of U.S. $1,000,000 and multiples of U.S $100,000 in excess of such minimum amount;

         (ii)     Minimum terms of 30 days and a maximum of 180 days;

         (iii) Issuances are subject to availability of funds and a 2 business days notice provision prior to rollover;

         (iv) All contract periods shall mature on or prior to final maturity date of the present credit arrangements;

         (v) Amounts, terms and notice requirements for U.S. dollars LIBOR loans are subject to change as advised by the CIBC from time to time.

8.0      REPAYMENT:

         8.1      The Operating Loans Facility is payable on demand.

         8.2 The Performance Letters of Guarantee and/or Standby Letters of Credit are payable as agreed per the transactions.

         8.3 The documentary letters of credit are payable as agreed per the transaction.

9.0      PREPAYMENT:

         9.1 The Operating Loans facility is fully prepayable at any time, with notice as required herein.

10.0     INTEREST RATES & FEES:

         10.1     Operating Loans

                  Overdrafts in Canadian dollars: CIBC's Prime Rate + 3.25%, payable monthly in arrears.

                  Overdrafts in U.S. dollars:     CIBC's U.S. Base Rate + 3.25%,
                                                  payable monthly in arrears.

                  U.S. dollars LIBOR loans:       LIBOR + 4.75%, payable at the
                                                  end of each LIBOR period.

                  Canadian dollar Bankers Acceptances: Stamping fee of 4.75%
                                                       (payable upon issuance).

         10.2     Documentary letters of credit

                  Standard charges, plus out-of-pocket expenses where applicable.

         10.3     Performance Letters of Guarantee and/or Standby Letters of
                  Credit

                  Guaranteed by the Export     100.0 basis points per annum,
                  Development Corporation:     with issuance/amendment charges
                                               where applicable.

                  Supported at 100% by a cash  75.0 basis points per annum, with
                  collateral:                  issuance/amendment charges where
                                               applicable.

                                   - PAGE 4 -

LETTER TO MR. DAVID ADAMS,                                    FEBRUARY 10, 2003.
VICE-PRESIDENT FINANCE &                        SUMMARY OF TERMS AND CONDITIONS.
CHIEF FINANCIAL OFFICER.

                  Others:

                  Financial:        665.0 basis points per annum, with
                                    issuance/amendment charges where applicable.

                  Non financial:    475.0 basis points per annum, with
                                    issuance/amendment charges where applicable.

         10.4     Other credit services

                  Standard rates and fees to apply to other credit services.

         10.5 The cost for preparing the required legal documentation and/or security documents, if applicable, are to the account of the Borrower.

         10.6     Standby fee

                  Operating Loans: Standby fee of 0.50% of the unused portion of the Operating Loans facility, payable
                                   quarterly in arrears.

         10.7     Renewal fee

                  Renewal fee of $200,000 is payable upon acceptance of the present Summary of Terms and Conditions. By accepting the present Summary of Terms and Conditions you hereby provide CIBC with the authorization to debit your current account for the amount of the said fees.

         10.8     Loan administration fee

                  Loan administration fee of $175 per month.

11.0     REFERENCE RATES AND DEFINITIONS:

         11.1 Prime rate means, with respect to a Prime Loan, the annual rate of interest announced from time to time by the CIBC as being its reference rate then in effect for determining interest rates on Canadian Dollar denominated commercial loans made in Canada. Any change in the Prime Rate shall be effective on the date such change is announced.

         11.2 U.S. Base Rate means, with respect to a U.S. Base Rate Loan, the annual rate of interest announced from time to time by the CIBC as being its reference rate then in effect for determining interest rate on US Dollar denominated commercial loans made in Canada, calculated on the basis of a year of 365 days.

         11.3 Libor means, the London Interbank Offered Rate for deposits of 30, 60, 90, or 180 days, at the option of the Borrower, for minimum amounts of U.S. $1,000,000. LIBOR is calculated on the basis of a year of 360 day year and is payable on rollover dates but not less frequently than quarterly.

                                   - PAGE 5 -

LETTER TO MR. DAVID ADAMS,                                    FEBRUARY 10, 2003.
VICE-PRESIDENT FINANCE &                        SUMMARY OF TERMS AND CONDITIONS.
CHIEF FINANCIAL OFFICER.

12.0     SECURITY AND OTHER LEGAL DOCUMENTATION:

         The whole account is secured as follows;

         (a) Negative pledge from the Borrower, who undertakes not to sell, transfer, assign, mortgage or otherwise pledge any of their assets, without the prior written consent of the CIBC.

         (b) The $5,000,000 Operating Loans facility limit may be increased dollar for dollar by the amount of a first ranking movable hypothec up to a maximum limit of $8,000,000. The increase in the facility limit shall become effective upon the execution and registration of the moveable hypothec on all the assets of the Borrower in favour of CIBC, together with any other supporting documentation, as advised by CIBC's senior legal counsel. It is understood that such charge is to be above any charge presently held to secure standby letters of credit and/or letter of guarantee as further described under paragraphe 5.2 (iv) above.

         (c) Undertaking from the Borrower to provide CIBC with the same ranking charge on the Borrower's assets in the event that other parties were granted a charge on the Borrower's assets. This requirement to be provided with a same ranking charge is not to be considered by the Borrower as an authorization by CIBC to provide such charge to third parties, which would still be subject as indicated above to CIBC's prior written approval.

         (d) Standard sundry account, product and security documentation as applicable, including standard swap documentation.

         (e) The Performance Letters of Guarantee and/or Standby Letters of Credit facility is supported by the standard indemnity agreement satisfactory to CIBC. It is further understood that any default in the credit facilities included in the present Summary of Terms and Conditions, or in any other credit facility with another lender including, but without limiting the generality of the above, any default in the financial covenants and other covenants referred to in the present Summary of Terms and Conditions, will trigger an acceleration of the credit facilities included in the present Summary of Terms and Conditions, including the Performance Letters of Guarantee and/or Standby Letters of Credit facility, which will cause the Borrower to provide the CIBC (to its satisfaction) with adequate protection and security for payment of all liabilities arising from all letters of Letters of Guarantee and/or Standby Letters of Credit then outstanding at the time of default including, without limitation, and when applicable, all premiums and foreign exchange risks.

         (f) Individual Performance Letters of Guarantee and/or Standby Letters of Credit issued from the date of the present Summary of Terms and Conditions will all have to be secured by Export Development Corporation's 100% Performance Security Guarantee, but for what is provided for under paragraph 5.3 of the present Summary of Terms and Conditions.

         (g) It is understood that in the event that the Borrower transfers its business to another financial institution, and Performance Letters of Guarantee and/or Standby Letters of Credit and/or Documentary Letters of Credit are still outstanding, the negative pledge referred hereinabove and financial test covenants continue to apply until maturity and/or replacement of such Performance Letters of Guarantee and/or Standby Letters of Credit and/or Documentary Letters of Credit and/or the Borrower provides the CIBC with full unconditional counter guarantee acceptable to the CIBC.

                                   - PAGE 6 -

LETTER TO MR. DAVID ADAMS,                                    FEBRUARY 10, 2003.
VICE-PRESIDENT FINANCE &                        SUMMARY OF TERMS AND CONDITIONS.
CHIEF FINANCIAL OFFICER.

13.0     AFFIRMATIVE COVENANTS:

(i) The Borrower covenants with the CIBC as follows:

         (a) To pay duly and punctually all sums of money due under the terms of this Agreement;

         (b) To provide prompt notice to the CIBC of the occurrence of any event which, with notice or lapse of time, or both, would constitute an event of default under credit facilities with CIBC or other financial institutions;

         (c) The Borrower shall enter into an agreement with the Export Development Corporation, the Inter-American Development Bank and its subsidiary Communication y Telefonia Rural ('CTR') before February 28,2003. Such agreement shall restructure CTR's indebtedness in a way that is satisfactory to CIBC or shall forbear the rights of the Export Development Corporation, the Inter-American Development Bank against CTR and the Borrower during one year until February 13, 2004.

         (d) The $5,000,000 Operating Facility limit may be increased by the amount that the Borrower agrees to maintain on deposit in a CIBC current account at main branch Montreal, transit 00001, at all times, subject to a maximum facility limit of $8,000,000. The Borrower must provide satisfactory written confirmation of the amount it will maintain on deposit with CIBC at all times prior to any increase to the facility limit.

(ii) The Borrower shall be in respect of the following financial ratios. For the purpose of clarity, all ratios will be calculated on the "Core financial statement", which are defined by the Borrower's consolidated financial statements, excluding its Chilean subsidiary CTR, and may also be called the "Core Borrower ".

         a) The Core Borrower shall maintain sales equal or higher than $33,500,000 for the quarter ended March 31, 2003, and $36,000,000 per quarter for each subsequent quarter thereafter. The covenant will be tested at the end of each quarter, when the Borrower releases its financial results.

         b) The Core Borrower shall maintain an EBITDAX equal or higher than $2,000,000 for the quarter ended December 31, 2002, $1,000,000 for the quarter ended March 31, 2003, $2,250,000 for the quarter ended June 30,2003, and $2,750,000 per quarter for each subsequent quarter thereafter. The EBITDAX is defined by the Earnings before Interest, Taxes, Depreciation, Amortization and any other exceptional non-recurring items such as foreign exchange loss or gain, special charges and provisions. Specifically excluded from EBITDAX are a restructuring charge of approximately $4,900,000 recorded in the fourth quarter of 2002, and the reversal of a gain on dilution of approximately $4,000,000 recorded in the fourth quarter of 2002. The ratios will be tested at the end of each quarter, when the Borrower releases its financial results.

                                   - PAGE 7 -

LETTER TO MR. DAVID ADAMS,                                    FEBRUARY 10, 2003.
VICE-PRESIDENT FINANCE &                        SUMMARY OF TERMS AND CONDITIONS.
CHIEF FINANCIAL OFFICER.

         c) The Core Borrower shall maintain a ratio of EBITX to Interest, on a rolling four-quarter basis, equal or higher than 1.00:1 for the quarter ended December 31, 2002 and for the first quarter ended March 31, 2003. EBITX to Interest shall be equal or greater than 1.10:1 for the second quarter ended June 30, 2003 and for the third quarter ended September 30, 2003. EBITX to Interest shall be equal or greater than 1.25:1 for the fourth quarter ended December 31, 2003 and thereafter. The EBITX is defined by the Earnings before Interest, Taxes, and any other exceptional non-recurring items such as foreign exchange loss or gain, special charges and provisions. Specifically excluded from EBITX are a restructuring charge of approximately $4,900,000 recorded in the fourth quarter of 2002, and the reversal of a gain on dilution of approximately $4,000,000 recorded in the fourth quarter of 2002. In addition, EBITX may exclude up to $2,000,000 in non-recurring costs recorded in the fourth quarter of 2002, provided that the Borrower presents an Officer's certificate, satisfactory to CIBC, which details the amounts expensed and confirms their non-recurring nature. The ratio will be tested at the end of each quarter, when the Borrower releases its financial results.

         d) The Core Borrower shall maintain at all times a tangible working capital ratio equal or higher than 1.50:1, such being calculated by dividing (i) current assets, net of sums receivable from related parties, by (ii) the current liabilities, net of any postponed loans.

         e) The Core Borrower shall maintain at all time a quick ratio equal or higher than 1.00:1 such being calculated by dividing
                  (i) current assets, net of sums receivable from related parties, and inventory, by (ii) current liabilities, net of any postponed loans.

         f) The Core Borrower shall maintain at all time a tangible net worth equal or higher than $48,000,000. The tangible net worth is defined by the shareholder equity less (i) intangible assets (such as product development expenditures and deferred charges), (ii) advances and investments to shareholders and affiliated companies, (iii) Investment Tax Credits shown as long term assets and (iv) all taxes receivable shown as long term assets, plus (i) advances payable to associated companies that are formally subordinated to CIBC's loans.

         g) The Core Borrower shall maintain at all time a total debt to tangible net worth ratio that will not exceed 3.00:1, such being calculated by dividing (i) the total liabilities, net of formally postponed loans, (ii) by the tangible net worth.

         The non-respect of any of the financial covenants shall trigger an immediate default under the present Summary of Terms and Conditions. It is also understood that any default under the trust indenture supporting the debenture of $75,000,000 would create a default under the present credit facilities.

14.0     NEGATIVE COVENANTS:

         While the Borrower has any Borrowings outstanding or while this Credit Agreement remains in force, the Borrower covenants with the CIBC that:

         (a) NO CHANGE IN NATURE OF BUSINESS: the Borrower will not change the nature of its business or amalgamate or otherwise merge with any other person or permit all or a material (according to GAAP) portion of its assets to become the property of any other person;

                                   - PAGE 8 -

LETTER TO MR. DAVID ADAMS,                                    FEBRUARY 10, 2003.
VICE-PRESIDENT FINANCE &                        SUMMARY OF TERMS AND CONDITIONS.
CHIEF FINANCIAL OFFICER.

         (b) NO SALE OF ASSETS: The Borrower will not sell, transfer, lease, assign or otherwise dispose of any part of the undertaking, property, assets or rights of the Borrower in excess of the aggregate annual amount of $ 1,000,000, other than in the ordinary course of business without prior written consent of the CIBC. For the purpose of this paragraph, it is understood that the sale of the Chilean subsidiary CTR is permitted subject to the following:

                  (i) That the loss resulting from such sale does not exceed the provision for loss reported in the last year-end audited financial statements dated December 31, 2001;

                  (ii)     That the sale be for 100% of the operation of CTR;

                  (iii) That this sale be with no recourse against the Borrower for any of the liabilities, real or contingent, of CTR;

                  (iv)     That the sale be paid at 100% in cash.

         (c) LIMIT TO CAPITAL EXPENDITURES: Capital expenditures are not to exceed $5,000,000 for the fiscal year ended December 31, 2002, and $2,500,000 for the fiscal year ended December 31, 2003. Capital expenditures are calculated on a non-consolidated basis;

         (d) NO LIEN ON ITS ASSETS: The Borrower will not create any lien or charge on its assets other than in favour of the CIBC, except for the following:

                  (i) New lease financings for new capital acquisitions in the normal course of business of the Borrower;

                  (ii) In the event that the debenture holders under the debenture of $75,000,000 were to require to be granted security on the assets of the Borrower, in which circumstances CIBC will be granted the same security on the assets of the Borrower, ranking pari-passu with the debenture holders;

                  (iii)    Liens not exceeding $1,000,000 on the aggregate.

         (e) NO ADDITIONAL INDEBTEDNESS: Will not create, incur, assume or permit to exist any Indebtedness without the prior consent of the Lender acting reasonably except:

                  (i)      Indebtedness in favour of the CIBC;

                  (ii) Indebtedness outstanding as of the date hereof under permitted circumstances, Schedule I attached or approved in writing by the CIBC;

                  (iii) Volume rebates extended to customers of the Borrower in the ordinary course of business consistent with normal trade practices in the industry;

                  (iv) Indebtedness incurred in the ordinary course of business which Indebtedness may not rank pari passu with or senior to Indebtedness in favour of the CIBC;

                  (v) Indebtedness constituting deferred compensation for services rendered by employees or consultants in accordance with normal industry practices;

                  (vi) Indebtedness constituting unsecured current liabilities (not the result of borrowing) incurred in the ordinary course of business for current purposes and not represented by any note or other evidence of Indebtedness in accordance with normal industry practices;

                  (vii) Indebtedness constituting obligations pursuant to operating or capital leases of the Borrower and automobile leases; or,

                                   - PAGE 9 -

LETTER TO MR. DAVID ADAMS,                                    FEBRUARY 10, 2003.
VICE-PRESIDENT FINANCE &                        SUMMARY OF TERMS AND CONDITIONS.
CHIEF FINANCIAL OFFICER.

                  (vii)    Indebtedness constituting deferred tax obligations;

                  (viii) Credit facilities with BNP Paribas for letters of guarantee for an amount of US $13,100,000 which is unsecured and fully guaranteed by the Export Development Corporation, together with a non-recourse revolving export discount facility with the same financial institution for an amount of US $5,000,000.

         (f) DRAWDOWNS: the Borrower will make no drawdown under the Credit Facilities which would have the effect of putting the Borrower in breach of any term of this Agreement;

         (g) LIMIT TO INVESTMENTS: Other than capital expenditures indicated at 14.0 (c) above and vendor financing indicated at
                  17.1 below, the Borrower is not to make any acquisition of other businesses, investments in other businesses, loans or advances, without CIBC's prior written consent, neither make any repayment for loans or advances made by related parties.

It is understood that the acquisition of certain assets of Merg., Inc. is authorized.

         The non-respect of any of the financial covenants shall trigger an immediate default under the present Summary of Terms and Conditions. It is also understood that any default under the trust indenture supporting the debenture of $75,000,000 shall create a default under the present credit facilities.

15.0     REPORTING REQUIREMENTS:

         (a) ANNUAL FINANCIALS: the Borrower will furnish to the CIBC within 90 days after close of each Fiscal Year of the Borrower its annual audited financial statements prepared on a consolidated, non-consolidated and consolidated prior to CTR (also called "Core" financial statements) basis. In the latter case, the CIBC will be provided with an auditor's report on the consolidation pre-CTR, but exclusive of the notes as such will already be included in the consolidated and non-consolidated financial statements.

         (b)      ANNUAL FORECASTS: the Borrower will furnish to the CIBC within
                  (30) days of the close of each Fiscal Year of the Borrower an Annual Budget and Business Plan.

         (c) INTERIM FINANCIALS: the Borrower will furnish to the CIBC unaudited quarterly consolidated and non-consolidated financial statements, consolidated financial statements excluding the Chilean subsidiary CTR, together with the consolidation worksheet, within (45) days following the end of each quarter, signed by the authorized officers of the Borrower, one of whom shall be its CFO, to include the following:

                  (i)      The balance sheet as at the end of each such quarter,

                  (ii) The statements of income for such quarter and year to date results, with such quarter, and,

                  (iii)    A statement of cash flow.

                                  - PAGE 10 -

LETTER TO MR. DAVID ADAMS,                                    FEBRUARY 10, 2003.
VICE-PRESIDENT FINANCE &                        SUMMARY OF TERMS AND CONDITIONS.
CHIEF FINANCIAL OFFICER.

         (d) STATUS OF BACKLOG POSITION: the Borrower will furnish to the CIBC quarterly a status report on the backlog position, within 45 days following the end of each quarter, signed by the CFO, to include the following;

                  (i)      Expected date of shipment,

                  (ii)     Type of equipment/supplies/services sold,

                  (iii) Means of payment expected for each backlog order, how is the order secured with respect to payment, i.e. EDC financed and/or insured, confirmed L/C, non-recourse invoice discounting, etc.

         (e) The Borrower will furnish to the CIBC a Compliance Certificate signed by the Borrower's Chief Financial Officer, within 45 days of each Quarter end, such certificate to provide confirmation there are no breach in the financial test covenants, or any other term of this agreement, and that they are not in default of any other agreement related to financing obtained by the Borrower or its subsidiaries, such compliance certificate to include the detailed calculation of the financial covenants and to be supported by a report by the Borrower's external auditors confirming that the CIBC financial covenants were calculated in accordance with the terms and conditions of the credit.

         (f)      Such other information as may be required by the CIBC.

16.0     COMPLIANCE WITH ENVIRONMENTAL LAWS:

         16.1 The Borrowers will conduct their businesses and maintain all the properties of the Borrowers in compliance with all applicable environmental statutes and regulations;

         16.2 The Borrowers shall notify the Bank of any notice they receive of (i) any violation by them of any federal, provincial or municipal environmental law, regulation or by-law, (ii) any administrative or judicial complaint or order filed against them alleging violations of any federal, provincial or municipal environmental law, regulation of by-law, or (iii) any liability for clean-up costs associated with the release of contaminant, pollutant, toxic substance or hazardous material or waste into the environment or for any damages resulting from such release;

         16.3 The Borrowers shall not bring onto or use on the Properties (whether owned, leased or otherwise) any contaminant, pollutant, toxic substance or hazardous material or waste other than in strict compliance with all applicable laws, regulations, bylaws.

17.0     OTHER CONDITIONS:

         17.1 The Borrower is authorized to proceed with further inter-company loans and/or further vendor financings to the Chilean subsidiary CTR provided that such inter-company loans and/or vendor financings shall not exceed US $6,000,000.00 for the fiscal year ended December 31, 2003. Except as provided for above, no further inter-company loans or vendor financings are permitted without CIBC's prior written approval. Notwithstanding, the payment of US $5,700,000 for fiscal 2002 is permitted.

                                  - PAGE 11 -

LETTER TO MR. DAVID ADAMS,                                    FEBRUARY 10, 2003.
VICE-PRESIDENT FINANCE &                        SUMMARY OF TERMS AND CONDITIONS.
CHIEF FINANCIAL OFFICER.

18.0     INDEMNITY CLAUSE:

         18.1 The Borrowers will indemnify and hold harmless each of the CIBC and its directors, officers, employees and agents in respect of any costs, losses, damages, expenses, judgements, suits, claims, awards, fines, sanctions and liabilities whatsoever (including the costs and expenses of defending or denying same) arising out of or in respect of (i) the release of any hazardous or toxic waste or other substance into the environment from the Borrowers' properties or control and (ii) the remedial action (if any) taken by the CIBC in respect of any such release, contamination or pollution. This indemnity will survive the repayment or cancellation of the Agreement.

19.0     GENERAL PURPOSE PROTECTION CLAUSES:

         19.1 The rates of interest, fees and other charges herein set forth are predicated on the terms and conditions hereof being strictly adhered to by the Borrower (and by the guarantors, as the case may be). In the event of a deviation from or failure to respect such established terms and conditions, or should the CIBC be called upon to increase and/or modify such credit facilities, the CIBC reserves the right to charge additional fees and/or adjust the interest rates in such manner as it shall deem justified in the exercise of its reasonable discretion, and the CIBC shall advise the Borrower accordingly at the particular time.

         19.2 While we have agreed these arrangements will remain in effect for a fixed period, we anticipate that change in the laws, guidelines of requirements with which the CIBC must comply, brought about by the Bank of Canada or other governmental authority, could increase the CIBC's cost of providing these services or reduce the CIBC's effective return under these arrangements. If any such change occurs, the CIBC reserves the right to change the terms of these arrangements. Any change in the terms made by the Bank, however, will only bind you sixty
                  (60) days after the CIBC gives you written notice, and you may at any time during that sixty (60) days notice period terminate these arrangements effective the last day of that sixty (60) day period.

20.0     ASSIGNMENT:

         20.1 CIBC reserves the right to syndicate, participate, sell or assign these Facilities, in whole or in part, to one or more persons (Participants), without notice to, or the consent of, the Borrower. For this purpose, CIBC may disclose, on a confidential basis, to a potential Participant such information concerning the Borrower as CIBC considers appropriate. The Borrower agrees to execute and deliver, at CIBC's request and expense, such further documentation as CIBC considers necessary or advisable to effect such syndication, participation, sale or assignment including such form(s) of Bankers' Acceptance as may be adopted for a Participant provided such documents do not adversely modify any of the Borrower's rights or increase its obligations under the Facilities.

                                  - PAGE 12 -

LETTER TO MR. DAVID ADAMS,                                    FEBRUARY 10, 2003.
VICE-PRESIDENT FINANCE &                        SUMMARY OF TERMS AND CONDITIONS.
CHIEF FINANCIAL OFFICER.

21.0     PRE-CONDITIONS FOR THE ESTABLISHMENT OF THIS CREDIT:

         The permitted increase to the Operating Facility limit referred to in Sections 12.0(b) and 13.0(i)(d) is subject to the following pre-conditions being respected:

         21.1 That CIBC obtains all required security documents and/or Officer's certificates required in support of this credit to its satisfaction;

         Further, any cost incurred by CIBC relative to the pre-conditions for the establishment of this credit are to the account of the Borrower.

22.0     REVIEW DATE:

         22.1 This credit is subject to review at any time but, in any event, by no later than January 31, 2004, at which time CIBC will perform a review including, but without limiting the generality of the above, a review of the Borrower's fiscal year-end consolidated and consolidated pre-CTR audited financial statements and most recent interim unaudited financial statements, together with the year-end unaudited financial statements of its subsidiaries;

Please acknowledge receipt and indicate your acceptance of this Summary of Terms and Conditions by signing and returning to the undersigned the attached duplicate of this letter by no later than February 14, 2003, after which date the present Summary of Terms and Conditions must be considered null and void and all credit facilities cancelled.

The present Summary of Terms and Conditions replaces all previous Summary of Terms and Conditions.

CANADIAN IMPERIAL BANK OF COMMERCE

/s/ Jean-Pierre Ducharme
--------------------------
per: Jean-Pierre Ducharme
     Director, Knowledge-Based Business

Note: Acknowledgements and acceptances at next page.

                                  - PAGE 13 -

LETTER TO MR. DAVID ADAMS,                                    FEBRUARY 10, 2003.
VICE-PRESIDENT FINANCE &                        SUMMARY OF TERMS AND CONDITIONS.
CHIEF FINANCIAL OFFICER.

The Borrower hereby acknowledges having read all of the agreement and understands and accepts fully all conditions of the loan accommodation.

SR TELECOM INC.

per: /s/ DAVID ADAMS (VP Finance & CFO)
    -----------------------------------
per: /s/ PIERRE ST. ARNAUD (President & CEO)
    -----------------------------------
Date: February 14, 2003